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                   THE COMPANIES ORDINANCE [NEW VERSION] -1983
                           A COMPANY LIMITED BY SHARES
                             ARTICLES OF ASSOCIATION

                                       OF

                             SCANVEC CO. (1990) LTD.

      PRELIMINARY
      -----------

1. The Articles in the Second Schedule to the Companies Ordinance shall not apply to the Company.

      In these Articles, unless the context otherwise requires:

      The "Company" shall mean SCANVEC CO. (1990) LTD.

      The "Law" shall mean the Ordinance and the Securities Law-1968 as shall be in effect from time to time and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

      The "Ordinance" shall mean the Companies Ordinance [New Version] 1983, as amended.

      The "Office" shall mean the registered Office of the Company as it shall be from time to time.

      The "Directors" shall mean the Company's Board of Directors.

      The "Register" shall mean the Register of Members that is to be kept pursuant to Section 61 of the Ordinance or, if the Company shall keep branch registers, any such branch register, as the case may be.

      A "Shareholder" or "Member" shall mean any person or entity that is the owner of at least one share, or any fraction thereof, in the Company, as registered in the Register.

      "Writing" shall mean handwriting, typewriting, facsimile, print, lithographic printing and every other form of affixing letters that are seen.

      "These Articles" shall mean the Articles of Association of the Company as shall be in force from time to time.



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       Words and expressions defined in the Memorandum of Association of the
       Company shall have the meanings defined therein.

       In these Articles, subject to this Article and unless the context otherwise requires, expressions defined in the Ordinance or any modification thereof in force at the date on which these Articles become binding on the Company, shall have the meanings so defined; and words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine, and words importing persons shall include companies, partnerships, associations and all other legal entities. The titles of the Articles or of a chapter containing a number of Articles are not part of the Article

       In the event that an Article has been added to these Articles which contradicts an original Article found in these Articles, the Articles added shall take precedence.

       The Company is non-private company, consequently:

       (a)   No limitations will apply to the transfer of its shares;

       (b)   The number of shareholders is unlimited;

       (c) The Company may issue to the public shares, debentures or any other securities.

       BUSINESS
       --------
4.     (a)   The Directors shall be permitted to engage the Company in any one or more of the businesses in which the Company is permitted to engage under its Memorandum and Articles or under the law, or to discontinue such engagement, at any time that they shall deem appropriate.

       (b) The Office shall be at such place as the Directors shall from time to time select.

       THE CAPITAL
       -----------

5.     (a)   The capital of the Company is NIS 10,000,000 (Ten Million New
             Israeli Shekels) divided into 10,000,000 (Ten Million) Ordinary
             Shares with a nominal value of 1.00 New Israeli Shekels each.

       (b) Each one of the Ordinary Shares having a nominal value of NIS 1.00 shall entitle its owner to receive notices of and to attend general meetings and to one vote in a vote at the general meeting.



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                                        3



        (c) The right of the holder of an Ordinary Share to receive dividends shall be pursuant to Article 99 et seq of these Articles.

        (d) In the event of distribution of property of the Company to the Shareholders at the time of liquidation or at any other time, the property shall be divided, subject to preferential rights, if any, of shares of other classes, among all the classes of Shareholders, at a rate pro-rata to the nominal value of their shareholdings, and if the nominal value has not been paid in full, at a rate pro-rata to the amount paid on account of the nominal value.

       THE SHARES
       ----------

       The shares which the signatories of the Memorandum have subscribed for shall be issued by the Directors or by any other person or persons authorized in writing to do so by the Directors. The shares shall be in the charge of the Directors who shall be permitted to issue them to persons under the conditions that the Directors shall deem proper as well as in the manner and time that they shall deem proper.

 7. The Company may issue shares having the same rights as the existing shares or having preferred or deferred rights or rights of redemption or restricted rights or other special rights whether in regard to distribution of dividends, voting rights, appointment or dismissal of Directors, return of share capital, distribution of Company property or otherwise as the Company may determine from time to time by special resolution.

 8. No monies belonging to the Company may be used for the purpose of acquiring shares in the Company or for granting loans that will be secured by shares in the Company; however, nothing herein contained shall prohibit redemption of redeemable shares or the transactions permitted under Section 139 of the Ordinance.

 9. The Company shall be permitted to pay any person a commission not exceeding 10% (ten per cent) of the price of the shares issued, in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for shares in the Company.

10. At the time of issuance of shares for the purposes of obtaining money to pay for the cost of equipment or of setting up an enterprise or building, which is not expected to produce a profit during an extended period of time, the Company shall be permitted to pay interest on the paid-up portion of such share capital for



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                                        4



       that period, under the conditions and restrictions mentioned in Section 140 of the Ordinance, and to charge the amount paid as interest on the capital as part of the price paid for the equipment or the setting up of the enterprise or building.

11.    (a)   If two or more persons are registered as joint holders of a share, they shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorney and furnishing of notices, the one registered first in the register of Members shall be deemed to be the sole owner of the share, unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share, subject to the provisions of
             Article 66 hereof.

             If two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividends or other monies or property due with respect to the share to one or more of the joint holders, as it shall choose.

12. Except upon court order so directing, the Company shall not be obligated to recognize a right based upon the rules of equity or a right dependent upon a condition or a future right or a partial right in a share, or any other right whatsoever with respect to the share, except for the exclusive right of the registered holder with respect to the share.

13.    (a)   A Member shall be entitled to receive from the Company  without payment, one or more certificate(s) that shall state the number of shares owned by him, their serial numbers and the amount paid on account of their nominal value. However, in the event of more than one person holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the transmission of such a certificate to one of the joint holders shall be deemed to be a transmission to all of the partners.

       (b) Each certificate shall carry the signature or signatures of those persons appointed by the Board of Directors for this purpose and the stamp or seal of the Company.

       (c) If a share certificate is defaced, lost or destroyed, it may be renewed on payment of such fee, if any, not exceeding one United States dollar or the shekel equivalent thereof on the date of payment and on such terms, if any, as to evidence and indemnity as the Directors think fit.



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                                        5



       SHARE WARRANTS
       --------------

14 The Company shall be entitled to issue from time to time share warrants whose terms and conditions shall be determined by the Board of Directors.

       BEARER SHARES
       -------------
15.    (a)  The Company may, regarding each fully paid-up share, issue a bearer share certificate; and, accordingly, the Directors may, after the registered Shareholder of the said share presents a written application and all required proof of identity of the person making the request, and after receipt of the bearer share certificate (if issued), together with the required stamp duties for a bearer share certificate, issue a stamped bearer share certificate, with the Company's seal and/or stamp and bearing the necessary stamps required by law, in recognition that the said bearer holds the shares mentioned therein.

      (b) A bearer share certificate provides its holder with the right to the shares stated therein. The said shares shall be transferable by means of transfer of the bearer share certificate from one person to another. The provisions of the Company's Articles of Association concerning the transfer and delivery of shares will not apply to the shares listed in the bearer share certificate.

      (c) The Directors may determine the manner of payment of dividends regarding bearer shares; and they may determine the procedure governing the issuance of new bearer share certificates to replace any that were destroyed, defaced, lost or spoiled. The Directors shall be entitled, upon request by the holder of a bearer share and upon his submission to the Company of a bearer share certificate for its cancellation, to register his name as a Member in the Register of Members, regarding the shares listed in the bearer share certificate.

      (d) The holder of a bearer share shall be entitled to deposit the certificate in the office of the Company or in a bank. So long as the certificate is deposited in the foregoing manner, the depositor will retain the right to participate and vote in any meeting conducted, upon two days after said deposit, and to execute any other right granted to a Shareholder as stated in these Articles, as if he were registered in the Register as the holder of the share indicated in the deposited certificate. In the event of deposit of the bearer share certificate in a bank, the Shareholder shall present confirmation that the certificate was in fact deposited therein. No more than one person shall be recognized as a depositor of a bearer share



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                                        6



              certificate. Subject to the aforementioned, the holder of a bearer share certificate will not be entitled to appear or to vote in a meeting of the Company, or to receive notices from same.

       REDEEMABLE SHARES AND WARRRANTS
       -------------------------------

16. The Company may, subject to the provisions in this respect in the Memorandum of Association of the Company and in the Ordinance, or any modification thereof in force from time to time, issue and redeem redeemable preference shares and redeemable warrants.

       MODIFICATION OF SHARE RIGHTS
       ----------------------------

17. If at any time the share capital is divided into difrerent classes of shares (unless otherwise provided for by the terms of issuance for the shares of that class) the Company may change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions and provisions related or unrelated at that time to one or more of the classes, after receipt of the consent in writing of the holders of three fourths of the issued shares of the affected class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the affected class. To every such separate general meeting the provisions of these Articles relating to general meetings shall apply mutatis mutandis. Any holder of shares of the affected class present, either personally or by proxy, may request a secret ballot.

       PLEDGE
       ------

18. The Company shall have a lien and first pledge on all the shares that are registered in the name of any Member (whether registered in his name only or together with another or others), but not fully paid, for any amount still outstanding with respect to that share, whether or not presently payable. Such a pledge shall exist whether the dates of payment or fulfillment or execution of the obligations, debts or commitments have become due, and shall apply to all dividends that shall be decided upon from time to time in connection with such share. No benefit shall be created with respect to such share based upon the rules of equity which shall frustrate this pledge, although the Directors may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this Article. Registration by the Company of a share transfer shall be deemed to be a waiver by the Company of its lien and pledge on those shares unless those shares are registered with a legend indicating a pledge remaining thereon.



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                                        7



I, _________________, of _________________, for valuable consideration paid to me by _________________ of _____________________ (hereinafter called the
"Transferee")do hereby transfer to the said transferee ___________share (shares) having a nominal value of NIS ____each one numbered _______ until _____________ inclusive in the Company called ScanVec Co. (1990) Ltd. to hold unto the said transferee, his executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution hereof, and I, the said transferee, do hereby agree to take the said share (or shares) subject to the conditions aforesaid. As witness we have hereunto set out hands the ___day of ________________ , 19__.


Transferee                                           Transferor


Address & Profession                                 Address & Profession


Witness to the transferee's                          Witness to the transferor's
signature                                            signature


Address of Witness                                   Address of Witness

23. The share transfer deed shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the Register of Members in respect thereof. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only.

24. The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Directors from time to time.

25. The Register shall be closed for a period of fourteen days before every ordinary general meeting of the Company and at other dates and for such other periods as are determined by the Directors from time to time, upon the condition that the Register shall not be closed for a total of more than 30 days in any year.

26. Upon the death of a Member, the administrators or executors or heirs of the deceased shall be recognized by the Company as the sole holders of any title to the shares of the deceased, provided however, that if the deceased was a partner in a share, the Company shall recognize the remaining partners as the sole holders of any title to the shares if the partners had an agreement among them to such effect. However, nothing aforesaid shall release the estate of a joint holder



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                                        8

        of a share from any obligation to the Company with respect to the share that he held in partnership.

27. Any person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation of a Member shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the share upon the consent of the Directors (who have the right to refuse pursuant to Article 24 above) or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these Articles with respect to transfers.

28. A person becoming entitled to a share, or a part thereof, because of the death of a Member shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share, or such part thereof, upon presentation to the Company of documents proving to the Company of entitlement to such shares or part thereof.

29. A person becoming entitled to a share as a result of the death of a Member shall not be entitled to receive notices with respect to company meetings or to participate or vote therein with respect to that share, or aside from the aforesaid, to use any right of a Member, until he has been accepted as a Member with respect to that share.

       CALLS
       -----

30. A Member, whether he is the sole holder or holds the shares together with another person, shall not be entitled to receive dividends nor to use any other right a Member has unless he has paid all the calls by the Company that shall be made from time to time with respect to money unpaid on all of his shares, in addition to interest and expenses if there shall be any.

31. The Directors may, subject to the provisions of these Articles, make calls upon the Members from time to time in respect of any monies unpaid on their shares as they shall determine proper, upon the condition that there shall be given prior notice of fourteen days on every call, and each Member shall pay the amount requested from him, and any installments on account of the call at the times and places to be determined by the Directors.

32. Calls for payment shall be deemed to have been made from the date on which the Directors decide upon the calls for payment.



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                                        9

33. The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and any installments on account, in connection with such calls.

34. If a sum called in respect of a share is not paid, the holders of the share or the person to whom it has been issued shall be liable to pay interest and linkage differentials upon the amount of the call or the payments on account, at the rate to be determined by the Board of Directors commencing from the day the payment is due to the time of actual payment, but the Directors shall be at liberty to waive payment of that interest or linkage differentials, wholly or in part.

35. Any amount that, according to the condition of issuance of a share, must be paid at the time of issuance or at a fixed date, whether on account of the value of the share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was made duly and the date of payment shall be the date appointed for payment. In the event of non-payment of this amount all of the above Articles dealing with payment of interest, expenses, forfeiture, pledge and the like and all the other Articles connected therewith, shall apply as if this sum had been duly requested and notice had been given pursuant to Article 32.

36. The Directors may, at the time of issuance of shares, provide for differences between the holders with respect to the amount of calls to be paid, the times of payment, and the rate of interest.

37. The Directors may, if they think fit, receive from any Member willing to pay in advance all or a part of the monies that shall be due on account of his shares, in addition to any amounts the payment of which in fact has been requested, and the Directors shall be permitted to pay him: (1) interest at such rate as the Directors and Member shall agree upon for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares, and (2) any dividends that may be paid for that part of the shares for which the Member has paid in advance.

       FORFEITURE OF SHARES
       --------------------
38. If a Member fails to pay any call or installment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.



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                                       10



39. The notice shall specify a date not less than seven days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

40. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. The forfeiture shall apply to those dividends that were declared but not yet distributed with respect to the forfeited shares.

41. A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Directors think fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Directors think fit.

42. A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the shares.

43. The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations which these Articles exclude from such a cancellation or which the law imposes upon former Members.

44. A sworn declaration in writing by two Directors that a share in the Company has been duly forfeited on the date stated in the declaration shall be conclusive evidence of the facts therein stated against all persons claiming to be entitled to the share. That declaration, together with the receipt of the Company for the consideration, if any, given for the share on the sale or disposition thereof and specifying the place of payment of the consideration, shall constitute good title to the share. The person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be


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                                       11



       affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

45. The provisions of these Articles as to forfeiture shall apply in the case of nonpayment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

       MODIFICATION OF CAPITAL
       -----------------------

46.    The Company may, from time to time, by special resolution:

       (a) consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares;

       (b) cancel any shares which have not been purchased or agreed to be purchased by any person;

       (c) by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed by the Memorandum of Association subject, however, to the provisions of Section 144(4) of the Ordinance. and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar shares;

       (d) reduce its share capital and any fund reserved for capital redemption reserve fund in the manner that it shall deem to be desirable, and in particular to use the rights, all or part thereof, contained in Section 151 of the Ordinance;

       (e) increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such amounts, and with such preferred or deferred or other special rights (subject always to the special rights conferred upon any existing class of share), and subject to any conditions and restrictions with respect to dividends, return of capital, voting or otherwise, as shall be directed by the special resolution;

       (f)   convert its shares into stock.



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                                       l2



47. The Company shall have the right in a general meeting to set out regulations with respect to issuance and allotment of other types of securities, aside from shares, including but without derogating from the generality of the above, debentures, options and warrants and to determine that the aforesaid shall be convertible at a specified rate or some other predetermined formula.

48. Subject to any decision to the contrary in the resolution authorizing the increase in share capital pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens. title, forfeiture, transfer and otherwise as apply to the original share capital.

       BORROWING POWERS
       ----------------

49. The Directors may from time to time, in their discretion, borrow or secure the payment of any sum of money for the purposes of the Company.

50. The Directors may raise or secure the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as they think fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking of the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

       GENERAL MEETINGS
       ----------------

51. A general meeting shall be held once in every year at such place and time, not being more than fifteen months after the holding of the last preceding general meeting, as may be prescribed by the Directors. The above mentioned general meetings shall be called ordinary meetings. All other general meetings shall be called extraordinary general meetings.

52. The Directors, whenever they think fit may, and upon a demand in writing by members holding at least ten percent of the paid-up share capital as provided for in Section 109 of the Ordinance, shall convene an extraordinary general meeting. Every such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the "Petitioners") and shall be sent to the Office. The demand may contain a number of documents similarly worded each of which is signed by one or more Petitioners. If the Directors do not convene a meeting within 21 days from the date of the submission of the demand as aforesaid, the Petitioners, or a part thereof



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                                       13



       representing more than one half of the voting rights of all of them, may convene by themselves a meeting upon 7 days' notice to all Shareholders. However, such a meeting shall not be held after two months have passed since the date of the submission of the demand.

53. A prior notice of at least 7 days of any general meeting shall be given with respect to the place, date and hour of the meeting, and in the event that a special item shall be discussed, a general description of the nature of that item. The notice shall be given as hereinafter provided to the Members entitled pursuant to these Articles to receive notices from the Company. In the event that a special resolution is to be proposed, a prior notice of at least 21 days shall be given with respect to the meeting convened to pass that resolution. Non-receipt of a notice given as aforesaid shall not invalidate the resolution passed or the proceedings held at that meeting. With the consent of all the Members who are entitled at that time to receive notices, it shall be permitted to convene meetings and to resolve all types of resolutions, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Members.

       PROCEEDINGS AT GENERAL MEETINGS
       -------------------------------

54. Subject to the provisions of these Articles the function of the general meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and accounts of the Directors and auditors; to declare dividends, to appoint auditors and to fix their salaries; and to choose Directors except insofar as the right to appoint or elect Directors is reserved to the owners of a certain amount of a class of shares. Every other matter shall be deemed to be special and shall be discussed at an extraordinary general meeting.

55. Every Member entitled to be present and to vote at a meeting shall be permitted to propose to the general meeting any such resolution connected with the objects for which the meeting was convened upon the condition that he shall submit to the Company, not less than 14 days before the day of the meeting, a notice in writing signed by him containing the proposed resolution and indicating his intention to submit it.

56. In the event that a notice of intention to propose a resolution is received by the Company before the notice of the meeting is sent, that notice of meeting shall include the notice of intention to propose a resolution. If the notice of intention to propose a resolution is received by the Company after the notice of the meeting is sent, a new notice shall be sent as quickly as possible to the Members



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                                       14



        entitled to receive a notice of meeting, to the effect that such a resolution will be proposed.

57. No deliberation shall be commenced with respect to any matter at a general meeting unless a quorum is present at the time when the general meeting proceeds to deliberate. In a regular meeting two Members present, who hold or represent together at least 33% of the voting rights of the issued share capital of the Company, personally or by proxy, shall be deemed to be a quorum. In an extraordinary meeting two Members who hold or represent together at least 51% of the voting rights of the issued share capital of the Company, present personally or by proxy, shall be deemed to be a quorum.

58. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of the Members, shall be dissolved; in any other case, it shall stand adjourned to the same day in the next week at the same place and time, or any other day, hour and/or place as the Directors shall notify the Shareholders, so long as the adjourned meeting is neither less than seven nor more than fourteen days from the time of the original meeting. If a quorum is not present at the second meeting within half an hour from the time appointed for the meeting, any two Members present personally or by proxy shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

59. The chairman of the Board of Directors shall preside as chairman at all general meetings. If there is no chairman or if he is not present within 15 minutes from the time appointed for the meeting or if he shall refuse to preside at the meeting, the Members present shall elect one of the Directors to act as chairman, and if only one Director is present, he shall act as chairman. If no Directors are present or if they all refuse to preside at the meeting, the Members present shall elect one of the Members present to preside at the meeting.

60. The chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall decide. If the meeting shall be adjourned for ten days or more a notice shall be given of the adjourned meeting as in the case of an original meeting. Except as aforesaid no Member shall be entitled to receive any notice of an adjournment or of the business to be transacted at the adjourned meeting. At an adjourned meeting no matters shall be discussed except for those which could properly have been discussed at the meeting which decided upon the adjournment.



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                                       15



61. Every resolution put to the vote at a meeting shall be decided by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing is demanded by the chairman (if he is entitled to vote) or by at least two Members present, or by a Member or Members present and holding at least one twentieth of the voting rights of the share capital issued by the Company. Unless a secret vote is demanded as aforesaid, the chairman's declaration of the result of the ballot shall be final, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution. Except with respect to a special resolution and subject to any provision in this regard in the Ordinance, a resolution shall be deemed to be passed at a general meeting if it received an ordinary majority of votes.

62. If a secret ballot is duly demanded, it shall be taken in such manner as the chairman directs, whether immediately or after an adjournment or otherwise, and the results of the ballot shall be deemed to be a resolution of the meeting wherein the secret ballot was demanded. Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held.

63. A secret ballot demanded on the election of a chairman, or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken at such time as the chairman of the meeting directs.

64. A demand for a secret ballot shall not prevent the continuation of the meeting with respect to the transaction of any other business, except for the matter with respect to which the secret ballot was demanded.

       VOTES OF MEMBERS
       ----------------

65. Subject to and without derogating from any rights or restrictions existing at that time with respect to a certain class of shares forming part of the capital of the Company, each Member present at a meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one vote for each share held by him; provided that no Member shall be permitted to vote at a general meeting or to appoint a proxy to vote therein unless he has paid all calls for payment and all monies due to the Company from him with respect to his shares.

66. In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy (subject to the provisions of the second following sentence), shall be accepted to the exclusion of the votes of the other joint holders. For the purpose of this Article seniority shall be determined by the order in which the names stand in the Register of Members. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

67. An objection to the right of a Member or a proxy to vote in a general meeting must be raised at such meeting or at such adjourned meeting wherein that person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Member or proxy, and his decision shall be final.

68. In every vote a Member shall be entitled to vote either personally or by proxy. A proxy present at a meeting shall also have the same right as a Member to request a secret ballot. A proxy need not be a Member of the Company.

69. A Member of the Company that is a corporation shall be entitled by a decision of its Board of Directors or by a decision of a person or other body, according to a resolution of its Board of Directors, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.

69A. A Member of the Company that is a partnership shall be entitled by a decision of its partners, or its general partner (in case of a limited partnership) or by a decision of other body, according to a resolution of its partners, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the partnership he represents all the powers that the partnership itself might perform as if it were a person.

70. A Member of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a secret ballot, only through his legal guardian or such other person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian or other person may vote by proxy.

71. A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointor or the appointor becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of the death, becoming of unsound mind, cancellation or transfer was received at the Office before the meeting took place. In the event of a secret vote, a notice canceling the appointment of a proxy shall be valid if it is signed by the appointor and was received in the Office no later than one hour prior to commencement of the vote.

72. A Member is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy shall have a separate letter of appointment containing the serial number of the share(s) with respect to which the proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

73. A letter of appointment of a proxy, power of attorney or other instrument (if there shall be such) pursuant to which the appointee is acting shall be in writing, and the signature of the appointor shall be confirmed by an advocate or notary or bank or in any other manner acceptable to the Directors. Such confirmed instrument or a copy thereof shall be deposited in the office, or at such other place in Israel or abroad as the Directors may direct from time to time, at least twenty four hours before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote. Otherwise that person shall not be entitled to vote that share. An instrument appointing a proxy and which is not limited in time shall expire 12 months after the date of its execution. If the appointment shall be for a limited period, whether in excess of 12 months or not, the instrument shall be valid for the period stated therein.

74. An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which is appropriate under the circumstances:

                             Letter of Appointment of Proxy
                             ------------------------------

       "I,  of                                                , a Member holding
       shares in ScanVec Co. (1990) Ltd. and entitled to            votes hereby
       appoint of                                                          or in
       his place                                                      of to vote
       in my name and in my place at the general meeting (regular, extraordinary, adjourned - as the case may be) of the Company to be held on the
                          day of                       19- and at an adjournment
        thereof

        in witness whereof, I have hereby affixed my signature the        day of
                          19


                                                        Appointor's Signature

       I hereby confirm that the foregoing instrument was signed before me by the Appointor



       (name, profession and address)

75. Subject to the provisions of the law, a resolution in writing signed by the holder or holders of shares, entitling their holders to 51% of the voting rights of the shares outstanding at that time, and entitled to vote with respect to such shares at general meetings, or a resolution as aforesaid agreed upon by telex, telegram or facsimile, shall have the same validity as any ordinary resolution carried in a general meeting of the Company duly convened and formed for the purposes of passing such a resolution. If all the shareholders shall consent in writing, or by telex or facsimile to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened general or extraordinary meeting of the Shareholder.

       DIRECTORS
       ---------

76. The number of the members of the Board of Directors may be determined from time to time by a general meeting of the Company; until such a determination is made the number of directors shall not be less than two and not more than eight. The Directors shall be elected and dismissed by majority of all the holders of the ordinary shares.

77(a) All members of the Board of Directors shall be elected at an ordinary general meeting of the Company by an ordinary resolution. Notwithstanding the foregoing sentence, however, if the holders of certain shares are empowered to appoint directors, then all such directors shall be appointed by written documents submitted by the shareholders empowered to appoint them, and a director so appointed may be dismissed by the delivery of a written notice of his dismissal to the Company by the